Exhibit 99.1

KYNDRYL REPORTS FIRST QUARTER FISCAL 2027 RESULTS

●	Revenues for the quarter ended June 30, 2026 total $3.6 billion, pretax loss is $69 million, and net loss is $55 million

●	Adjusted EBITDA is $512 million, adjusted pretax loss is $37 million, and adjusted net loss is $26 million

●	Actions to streamline operations resulted in $152 million of workforce rebalancing charges, which are included in reported and adjusted results
●	Company reaffirms fiscal 2027 outlook for revenue, earnings and free cash flow

NEW YORK, August 5, 2026 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended June 30, 2026, the first quarter of its 2027 fiscal year.

“Our first quarter results reflected strong momentum in signings, supported by strength in Kyndryl Consult and hyperscalers, with an increasing demand for AI-led modernization solutions,” said Chairman and Chief Executive Officer Martin Schroeter. “We’re encouraged by the progress we’re making to improve business fundamentals and remain focused on driving consistent execution and delivering our fiscal 2027 and multi-year objectives.”

Results for the Fiscal First Quarter Ended June 30, 2026

For the first quarter, Kyndryl reported revenues of $3.6 billion, down 3% year-over-year on a reported basis and down 3% in constant currency. The Company reported a pretax loss of $69 million, compared to pretax income of $92 million in the prior-year period. Net loss was $55 million, or ($0.25) per diluted share, in the quarter, compared to net income of $56 million, or $0.23 per diluted share, in the prior-year period. The first quarter 2027 results include workforce rebalancing charges of $152 million. Cash used from operations was $310 million, compared to $124 million in the prior-year period, primarily due to timing of working capital, including higher software payments and lower billings and collections, partially offset by lower incentive compensation payments.

Adjusted pretax loss was $37 million, compared to adjusted pretax income of $128 million in the prior-year period. Adjusted net loss was $26 million, or ($0.12) per diluted share, compared to adjusted net income of $90 million, or $0.37 per diluted share, in the prior-year period. Adjusted EBITDA was $512 million compared to $647 million in the prior-year period. The first quarter 2027 results include workforce rebalancing charges of $152 million. Free cash flow was a use of $401 million in the quarter, compared to a use of $222 million in the prior year, consistent with drivers of cash used from operations as described above. See “Non-GAAP Metric Definitions and Reconciliations.”

Highlights

●	Signings – In the trailing twelve months signings were $14.2 billion, including $3.9 billion signed in the first quarter, supported by strength in the United States segment. Kyndryl signed 40 customer contracts exceeding $50 million each in the last twelve months, of which 10 were signed in the first quarter.
●	Kyndryl Consult revenue – In the first quarter, Kyndryl Consult revenues grew 10% year-over-year. Over the last twelve months, Kyndryl Consult revenues were $3.6 billion, a 14% increase year-over-year. Kyndryl Consult signings were $4.4 billion over the last twelve months, an 8% increase year-over-year.
●	Hyperscaler-related revenue – In the first quarter, hyperscaler-related revenues of more than $530 million grew 34% year-over-year, exiting the quarter at an annualized revenue run-rate of more than $2.1 billion.
●	AI-led modernization – During the quarter, Kyndryl expanded its AI capabilities to support AI-led modernization with the launch of Kyndryl AI Orchestration for Business and a patented agentic AI capability in Kyndryl Bridge. Kyndryl also released its People Readiness Report, which found that 57% of enterprises have embedded AI in core business processes, but only 32% have achieved their AI goals, underscoring the opportunity to help enterprises realize greater value from their AI investments.
●	Actions to streamline operations – In the first quarter, Kyndryl incurred $152 million of charges related to workforce-rebalancing actions. The Company continues to expect approximately $200 million of charges in fiscal 2027. These workforce rebalancing efforts, once completed, are expected to result in annualized run-rate operating expense savings of approximately $400 to $500 million in the Company’s fiscal year 2028.
●	Share repurchases – In the first quarter, the Company repurchased 5.0 million shares of its common stock at a cost of $64 million. Since the authorization of its share repurchase program in November 2024, the Company has bought back 19.3 million shares for $462 million, or 8% of its shares outstanding.

Reaffirms Fiscal Year 2027 Outlook

Kyndryl reaffirms its outlook for its fiscal 2027, which runs from April 2026 to March 2027:

●	Adjusted pretax income of $600 to $700 million
o	Consistent with our definition of adjusted pretax income since fiscal 2025, this includes workforce rebalancing charges
●	Free cash flow of $400 to $500 million
●	Constant-currency revenue flat to down 2%

See “Non-GAAP Metric Definitions and Reconciliations.”

Earnings Webcast

Kyndryl’s earnings call for the first fiscal quarter is scheduled to begin at 8:30 a.m. ET on August 5, 2026. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on August 5, 2026. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation and impact on the Company and our stock price resulting from negative publicity; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the Company’s ability to refinance maturing debt on favorable terms in a timely manner, or at all, and risks related to the Company’s access to capital and credit markets; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements and changes in laws, regulations and policies in the U.S. and countries where the Company and its customers do business, including with respect to tariffs, taxes and other controls on imports or exports;

adverse effects from tax matters; risks related to legal and regulatory claims, suits, investigations, proceedings and other matters, and consequences relating thereto; the Company’s ability to remediate, and the timing and costs related to the remediation of, material weaknesses in internal control over financial reporting, as well as the Company’s ability to maintain effective controls in the future; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as such factors may be updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of July 2026.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income (loss), adjusted net income (loss), adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt and free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions and additional information about our calculation of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended June 30,
	2026	2025
Revenues	$3,618	$3,743

Cost of services	$2,842	$2,947
Selling, general and administrative expenses	668	646
Workforce rebalancing charges	152	25
Transaction-related costs (benefits)	(38)	—
Impairment expense	38	—
Interest expense	34	19
Other expense (income)	(10)	13
Total costs and expenses	$3,687	$3,651

Income (loss) before income taxes	$(69)	$92
Provision for income taxes	(14)	36
Net income (loss)	$(55)	$56

Earnings (loss) per share data
Basic earnings (loss) per share	$(0.25)	$0.24
Diluted earnings (loss) per share	(0.25)	0.23

Weighted-average basic shares outstanding	220.6	230.2
Weighted-average diluted shares outstanding	220.6	239.1

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended June 30,		Year-over-Year Growth
			As	Constant
Segment Results	2026	2025	Reported	Currency
Revenue
United States	$954	$911	5%	5%
Japan	534	578	(8%)	2%
Principal Markets	1,262	1,356	(7%)	(8%)
Strategic Markets	868	898	(3%)	(8%)
Total revenue	$3,618	$3,743	(3%)	(3%)
Adjusted EBITDA
United States	$220	$196
Japan	109	115
Principal Markets	151	197
Strategic Markets	62	163
Corporate and other	(30)	(26)
Total adjusted EBITDA	$512	$647

	June 30,	March 31,
Balance Sheet Data	2026	2026
Cash and equivalents	$2,104	$2,623
Debt (short-term and long-term)	4,070	4,089

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(55)	$56
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	183	191
Depreciation of right-of-use assets	68	73
Amortization of transition costs and prepaid software	331	308
Amortization of capitalized contract costs	94	106
Amortization of acquisition-related intangible assets	6	7
Stock-based compensation	21	24
Deferred taxes	(50)	(10)
Net (gain) loss on asset sales and other	6	—
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(81)	(88)
Workforce rebalancing liabilities	132	3
Current accounts receivable	18	114
Lease and other receivables	(51)	(67)
Accounts payable	(320)	(269)
Taxes	(32)	27
Deferred transition costs and prepaid software (excluding amortization)[1]	(246)	(1,259)
Capitalized contract costs (excluding amortization)	(108)	(122)
Other assets and other liabilities[1]	(228)	781
Net cash provided by (used in) operating activities	$(310)	$(124)

Cash flows from investing activities:
Capital expenditures	$(149)	$(143)
Proceeds from disposition of property and equipment	58	45
Acquisitions and divestitures, net of cash acquired	31	1
Other investing activities, net	11	22
Net cash used in investing activities	$(49)	$(74)

Cash flows from financing activities:
Debt repayments	$(52)	$(36)
Common stock repurchases	(64)	(62)
Common stock repurchases for tax withholdings	(13)	(67)
Other financing activities, net	(23)	(5)
Net cash used in financing activities	$(152)	$(170)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(4)	$46
Net change in cash, cash equivalents and restricted cash	$(515)	$(323)

Cash, cash equivalents and restricted cash at beginning of period	$2,626	$1,789
Cash, cash equivalents and restricted cash at end of period	$2,111	$1,466

Supplemental data
Income taxes paid, net of refunds received	$76	$67
Interest paid on debt	$50	$39

1 Includes $925 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license in the three months ended June 30, 2025.

Table 4

DEFINITIONS AND NON-GAAP RECONCILIATIONS

(dollars in millions, except signings)

Non-GAAP Metrics

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income (loss) is defined as pretax income (loss) excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income (loss) by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income (loss) is defined as adjusted pretax income (loss) less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income (loss), and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income (loss) by revenue.

Adjusted earnings (loss) per share (EPS) is defined as adjusted net income (loss) divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income (loss). The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free cash flow is defined as cash flows from operating activities (GAAP), less net capital expenditures. Management uses free cash flow as a measure to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe this metric is useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP. As part of the Company’s ongoing cash and commercial management strategy with customers and suppliers and as previously disclosed, the Company’s standard practice since the time of the Company’s spin-off from International Business Machines Corporation is to actively manage the Company’s working capital, including accounts receivables and accounts payables. This includes optimizing payment terms and conditions, accelerating certain cash receipts and delaying certain cash payments (including deferring vendor payments quarter to quarter), and undertaking other discretionary cash and working capital management initiatives. The magnitude of these practices (including deferrals) has varied from quarter to quarter and impacted the Company’s cash flows, including positively in certain periods. The effects of these practices have been and are reflected in the Company’s accounts payable, accounts receivable and cash flow balance, which are accounted for in accordance with GAAP. The Company’s working capital and cash flows have also reflected the impact of accrued contract costs in certain periods due to the timing of vendor billings. The Company may, from time to time, revise or adapt the Company’s cash and working capital management practices as it deems appropriate. Free cash flow for the three months ended June 30, 2026 and 2025, as well as the free cash flow guidance included in this press release or the Company's other earnings materials, reflect the historical and expected application of these practices.

Other Metrics

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. Signings should not be considered a comprehensive measure of future revenue, and the conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Hyperscaler-related annualized revenue run-rate is a metric that we define as revenue for the most recently completed fiscal quarter multiplied by four. Management believes this metric provides investors with an additional perspective regarding the current revenue-generating capacity based on recent operating performance and to assess business momentum over time. Hyperscaler-related annualized revenue run-rate is not a forecast, projection, or prediction of future revenue and should not be viewed as an indication of expected revenue for any future period.

Reconciliation of net income (loss)
to adjusted pretax income (loss),
adjusted EBITDA, adjusted net
income (loss) and adjusted EPS	Three Months Ended June 30,
(in millions, except per share amounts)	2026	2025
Net income (loss) (GAAP)	$(55)	$56
Provision for income taxes	(14)	36
Pretax income (loss) (GAAP)	$(69)	$92
Transaction-related costs (benefits)[1]	(38)	—
Stock-based compensation expense	21	24
Amortization of acquisition-related intangible assets	6	7
Impairment expense[2]	38	—
Other adjustments[3]	5	5
Adjusted pretax income (loss) (non-GAAP)	$(37)	$128
Interest expense	34	19
Depreciation of property, equipment and capitalized software	183	191
Amortization of transition costs and prepaid software	331	308
Adjusted EBITDA (non-GAAP)	$512	$647
Net income (loss) margin	(1.5)%	1.5%
Adjusted EBITDA margin	14.2%	17.3%

Adjusted pretax income (loss) (non-GAAP)	$(37)	$128
Provision for income taxes (GAAP)	14	(36)
Tax effect of non-GAAP adjustments	(4)	(3)
Adjusted net income (loss) (non-GAAP)	$(26)	$90
Diluted weighted average shares outstanding for calculating adjusted EPS	220.6	239.1

Diluted earnings (loss) per share (GAAP)	$(0.25)	$0.23
Adjusted earnings (loss) per share (non-GAAP)	$(0.12)	$0.37

1 Kyndryl’s reported results for the three months ended June 30, 2026 include a transaction-related gain of $40 million from the sale of a digital solutions subsidiary in the Principal Markets segment.

2 Kyndryl’s reported results for the three months ended June 30, 2026 include an impairment expense for the sale of a facility in the United States.

3 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

Reconciliation of cash flows from operations	Three Months Ended June 30,
to free cash flow (in millions)	2026	2025
Cash flows from operating activities (GAAP)	$(310)	$(124)
Less: Net capital expenditures[1]	(91)	(97)
Free cash flow (non-GAAP)[2]	$(401)	$(222)

[1]	Net capital expenditures consists of capital expenditures less proceeds from dispositions of property and equipment.
[2]

Free cash flow for the three months ended June 30, 2026 includes transaction-related payments of $1 million and significant litigation payments of $11 million. See “Non-GAAP Metric Definitions and Reconciliations” for more information about our calculation of free cash flow.

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
Signings (in billions)	2026	2025	2026	2025
Signings[1]	$3.9	$3.2	$14.2	$18.3

[1]

Currency movements did not have a material impact on the year-over-year change in the three-month period ended June 30, 2026. Currency movements favorably impacted the year‑over‑year change by approximately 2 points in the twelve‑month period ended June 30, 2026.